Exhibit 99

                 Dillard's, Inc. Reports October Sales
                  Results; Reports Hurricane Impact

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Nov. 3, 2005--Dillard's, Inc. (NYSE:DDS) ("Dillard's" or the "Company") announced today that sales for the four weeks ended October 29, 2005 were $488,301,000 compared to sales for the four weeks ended October 30, 2004 of $456,722,000. Total sales increased 7% for the four-week period. Sales in comparable stores increased 8% for the four-week period.
    The Company notes that 17 Florida stores were closed for varying amounts of time beginning Sunday, October 23, 2005 in anticipation of Hurricane Wilma. All of these stores are now operating. Property and merchandise losses resulting from Hurricane Wilma were minimal.
    Five stores remain closed as a result of Hurricane Katrina. These stores are located in the New Orleans area (three stores), Biloxi, Mississippi and Hattiesburg, Mississippi. The Company's Port Arthur, Texas store as well as one building of a dual anchor location in Beaumont, Texas remains closed as a result of Hurricane Rita. The Company expects to open its Lakeside Mall location in New Orleans and its Hattiesburg, Mississippi location in mid-November. Property and merchandise losses in the affected stores are covered by insurance.
    Sales for the 13 weeks ended October 29, 2005 were $1,724,595,000 compared to sales for the 13 weeks ended October 30, 2004 of $1,698,897,000. Total sales increased 2% for the 13-week period on both a total and comparable store basis.
    Sales for the 39 weeks ended October 29, 2005 were $5,220,820,000 compared to sales for the 39 weeks ended October 30, 2004 of $5,224,672,000. Sales were flat (as a percentage change) for the 39-week period on both a total and comparable store basis.
    During the four weeks ended October 29, 2005, sales were significantly above the average Company trend in the Western region and slightly above trend in the Eastern region. Sales were below trend in the Central region.
    During the four weeks ended October 29, 2005, sales of shoes and juniors' apparel significantly exceeded the Company's average sales performance for the period. Sales of cosmetics, decorative home merchandise and furniture were significantly below trend.

    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.



    CONTACT: Dillard's Inc.
             Julie J. Bull, 501-376-5965